UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2018 (October 30, 2018)

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South 108th Avenue

Omaha, Nebraska 68154

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 669-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 30, 2018, TD Ameritrade Holding Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc., Citigroup Global Markets Inc. and TD Securities (USA) LLC (“TD Securities”), as representatives of the several underwriters named therein (the “Underwriters”), with respect to the offering and sale by the Company of $400 million aggregate principal amount of the Company’s 3.750% Senior Notes due 2024 (the “Fixed Rate Notes”) and $600 million aggregate principal amount of the Company’s Senior Floating Rate Notes due 2021 (the “Floating Rate Notes” and together with the “Fixed Rate Notes,” the “Notes”). The Notes have been offered pursuant to the Prospectus Supplement, dated October 30, 2018, to the Prospectus, dated April 19, 2017, filed as part of the Registration Statement on Form S-3 (Registration No. 333-217367) that became effective when filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 19, 2017. The offering of the Notes closed on November 1, 2018.

The Notes were issued pursuant to an Indenture, dated as of October 22, 2014 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of November 1, 2018, between the Company and the Trustee (the “Supplemental Indenture”).

The Fixed Rate Notes will bear interest at a rate of 3.750% per annum, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2019. The Fixed Rate Notes will mature on April 1, 2024. The Floating Rate Notes will bear interest at a floating rate, reset quarterly, equal to three-month LIBOR plus 0.430% per annum, payable quarterly on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2019. The Floating Rate Notes will mature on November 1, 2021.

The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, including to augment liquidity.

TD Securities, one of the Underwriters in the offering, is a wholly owned subsidiary of The Toronto-Dominion Bank (“TD”). TD owns approximately 41% of the outstanding common stock of the Company. Additional information regarding the relationship between TD and the Company is described in the Company’s Definitive Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders filed with the SEC on January 3, 2018.

The Underwriters and their affiliates perform and have performed commercial and investment banking and advisory services for the Company from time to time for which they receive and have received customary fees and expenses. The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of its business for which they may receive fees and expenses.

The foregoing descriptions of the Underwriting Agreement, the Indenture, the Supplemental Indenture, and the Notes are qualified in their entirety by reference to the complete terms and conditions of the Underwriting Agreement, the Indenture, the Supplemental Indenture, and the form of Note, which are attached hereto as Exhibits 1.1, 4.1, 4.2, 4.3 and 4.4 respectively, and incorporated by reference herein. In connection with the issuance of the Notes, Wachtell, Lipton, Rosen & Katz provided the Company with the legal opinion attached to this Current Report on Form 8-K as Exhibit 5.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 8.01	Other Events.

On October 30, 2018, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of October 30, 2018, among TD Ameritrade Holding Corporation, Barclays Capital Inc., Citigroup Global Markets Inc. and TD Securities (USA) LLC, as representatives of the several underwriters named therein.

4.1	Indenture, dated October 22, 2014, between TD Ameritrade Holding Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on October 23, 2014).

4.2	Fourth Supplemental Indenture, dated November 1, 2018, between TD Ameritrade Holding Corporation and U.S. Bank National Association, as trustee.

4.3	Form of 3.750% Senior Notes due 2024 (included in Exhibit 4.2).

4.4	Form of Senior Floating Rate Notes due 2021 (included in Exhibit 4.2).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

99.1	Press Release, dated October 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 1, 2018	TD AMERITRADE HOLDING CORPORATION

	By:	/s/ Stephen J. Boyle
Stephen J. Boyle
Executive Vice President, Chief Financial Officer